Exhibit (17)(e)

July 20, 2016

Board of Directors

American Capital, Ltd.

Two Bethesda Metro Center
14th Floor

Bethesda, MD 20814

Re:                   Initially Filed Registration Statement on Form N-14 of Ares Capital Corporation relating to Common Stock, par value $0.001, filed July 20, 2016 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 23, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Ares Capital Corporation (“Ares”), Ares Capital Management LLC (the “Parent External Adviser”), any holders entering into the Elliott Support Agreement (as defined in the Agreement (as defined below)) and their respective affiliates) of the outstanding shares of common stock, par value $0.01 per share, of American Capital, Ltd. (the “Company”) of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Agreement and Plan of Merger dated as of May 23, 2016 (the “Agreement”) entered into by and among Ares, Orion Acquisition Sub, Inc., a direct wholly owned subsidiary of Ares, the Company, American Capital Asset Management, LLC, a wholly owned subsidiary of the Company, Ivy Hill Asset Management, L.P. (“IHAM”), Ivy Hill Asset Management GP, LLC, in its capacity as general partner of IHAM, and, for limited purposes, the Parent External Adviser.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement.  In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers About the American Capital Annual Meeting, the Ares Capital Special Meeting and the Transactions—Did the board of directors of American Capital receive opinions from financial advisors regarding the merger consideration?”, “American Capital and Ares Capital Proposal #1: Adoption of the Merger Agreement and Issuance of Ares Capital Common Stock Pursuant to the Merger Agreement—Background of the Transactions”, “American Capital and Ares Capital Proposal #1: Adoption of the Merger Agreement and Issuance of Ares Capital Common Stock Pursuant to the Merger Agreement—Reasons for the Transactions” and “American Capital and Ares Capital Proposal #1: Adoption of the Merger Agreement and Issuance of Ares Capital Common Stock Pursuant to the Merger Agreement—Opinion of Financial Advisors to the American Capital Board of Directors—Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)